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                                                                 Exhibit (i)(8)


                 [LETTERHEAD OF DECHERT PRICE & RHOADS]




                                                      August 28, 1997
VIA FEDERAL EXPRESS
-------------------

EQ Advisors Trust
1290 Avenue Of the Americas
New York, New York 10104l


Dear Gentlemen:

         This opinion is given in connection with the filing by EQ Advisors Trust, a Delaware business trust ("Trust"), of Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A ("Registration Statement") under the Securities Act of 1933 ("1933 Act") and Amendment No. 3 under the Investment Company Act of 1940 ("1940 Act") relating to an indefinite amount of authorized shares of beneficial interest, at a par value of $.01 per share. The Trust's authorized shares of beneficial interest, including each class of shares of beneficial interest for the seven separate series of the Trust (i.e., the EQ Putnam Investors Growth Portfolio, the EQ Putnam Balanced Portfolio, the MFS Emerging Growth Companies Portfolio, the Morgan Stanley Emerging Markets Equity Portfolio, the Warburg Pincus Small Company Value Portfolio, the Merrill Lynch Global Allocation Portfolio, and the Merrill Lynch Basic Value Portfolio, collectively, the "Portfolios") are hereinafter referred to as the "Shares."

         We have examined the following Trust documents: Certificate of Trust; Certificate of Amendment; Amended and Restated Agreement and Declaration of Trust; By-Laws; Registration Statement on Form N-1A filed on December 3, 1996; Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A filed January 23, 1997; Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A filed April 7, 1997; and Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A to be filed on or about August 28, 1997, and such other corporate records, certificates, documents and statutes that we have deemed relevant in order to render the opinion expressed herein.

         Based on such examination, we are of the opinion that:



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EQ Advisors Trust
August 28, 1997
Page 2



           1. EQ Advisors Trust is a Delaware business trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

           2. The Shares to be offered for sale by EQ Advisors Trust, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully-paid and non-assessable.

         This letter expresses our opinion as to the Delaware Business Trust Act governing matters such as the due organization of EQ Advisors Trust and the authorization and issuance of the Shares, but does not extend to the securities or "Blue Sky" laws of the State of Delaware or to federal securities or other laws.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to Dechert Price & Rhoads under the caption "Counsel" in the Statement of Additional Information, which is incorporated by reference into the Prospectus comprising a part of the Registration Statement.

                                                     Very truly yours,



                                                     DECHERT PRICE & RHOADS